Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of EXCO Resources, Inc. of our report dated March 18, 2004 except as to Note 2, for which the date is November 22, 2005, and our reports dated March 31, 2006 relating to the consolidated financial statements of EXCO Resources, Inc., which appear in the Annual Report on Form 10-K of EXCO Resources, Inc. for the year ended December 31, 2005, filed with the Securities and Exchange Commission on March 31, 2006.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas
April 21, 2006